EXHIBIT 8.1
[Letterhead of Sullivan & Cromwell LLP]
March 12, 2008
Medco Health Solutions, Inc.,
      100 Parsons Pond Drive,
           Franklin Lakes, NJ 07417
Ladies and Gentlemen:
          We have acted as United States counsel to Medco Health Solutions, Inc. (“Medco”) in connection with the offer of securities described in the Registration Statement on Form S-3 (the “Registration Statement”) filed by Medco on the date hereof. We hereby confirm to you that our opinion is as set forth in the prospectus supplement to the Registration Statement under the caption “United States Taxation”.
          We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the heading “United States Taxation”. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP